Exhibit 3.2

Final Version

BYLAWS

OF

ECOL merger sub, inc.

(THE “cORPORATION”)

ARTICLE I

STOCKHOLDERS

1.1              Meetings.

1.1.1        Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors of the Corporation (the “Board”).

1.1.2        Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the Board.

1.1.3        Special Meetings. Special meetings of the stockholders may be called at any time by the president, the Board or the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote at the meeting.

1.1.4        Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5        Voting Rights. Except as otherwise provided herein, in the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Corporation which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1              Number and Term. The Board shall have authority to (i) determine the number of directors to constitute the Board and (ii) fix the terms of office of the directors.

2.2              Meetings.

2.2.1        Place. Meetings of the Board shall be held at such place as may be designated by the Board or in the notice of the meeting.

2.2.2        Regular Meetings. Regular meetings of the Board shall be held at such times as the Board may designate. Notice of regular meetings need not be given.

2.2.3        Special Meetings. Special meetings of the Board may be called by direction of the president or any two members of the Board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4        Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5        Voting. Except as otherwise provided herein, in the Certificate of Incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the Board.

2.2.6        Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the Certificate of Incorporation or by law, any such committee shall have and may exercise the powers of the full Board to the extent provided in the resolution of the Board directing the committee.

ARTICLE III

OFFICERS

3.1              Election. At its first meeting after each annual meeting of the stockholders, the Board shall elect such officers as it deems advisable.

3.2              Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board. Except as otherwise provided by Board resolution, (i) the president shall be the chief executive officer of the Corporation, shall have general supervision over the business and operations of the Corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the Board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1              Right to Indemnification. The Corporation shall, to the full extent permitted by section 145 of the Delaware General Corporation Law (the “DGCL”), indemnify all present and former directors and officers of the Corporation and each person who is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Corporation shall have no affirmative obligation pursuant to this Section 4.1 to take the actions permitted by subsections (f) and (g) of section 145 of the DGCL. The Corporation hereby agrees that it is the indemnitor of first resort (i.e., its obligations to indemnitees are primary and the obligations of any other indemnitors, not including insurance carriers, shall be secondary), it shall be liable for the full amount of all indemnifiable amounts to the full extent legally permitted without regard to any rights indemnitor may have against any other indemnitor and that it irrevocably waives, and releases the such other indemnitors from, any claims against such other indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by any other indemnitors to or on behalf of indemnitees with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing, and any other indemnitors shall have a right of subrogation, to the extent of such advancement or payment, equal to all of the rights of recovery of indemnitees against the Corporation which would have applied had the other indemnitors not advanced or paid any amount. If a court determines that subrogation is not available to the other indemnitors, then the other indemnitors shall have a right of contribution by the Corporation for amounts advanced or paid by such indemnitors based on the amount which the indemnitees could have received from the Corporation if the indemnitors had not advanced or paid any amount. Notwithstanding the foregoing, the Corporation shall not indemnify any officer of the Corporation for losses incurred or suffered in connection with any claim (a) arising out of or relating to any contract or agreement between such officer, on the one hand, and the Corporation or its subsidiaries, on the other hand, or (b) by the Corporation against such officer, other than a claim brought by a third party in the right of the Corporation.

4.2              Advance of Expenses. Expenses incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3              Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.

4.4              Contractual Obligation. The obligations of the Corporation to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Corporation and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5              Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6              Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation’s expense, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

TRANSFER OF SHARES

Transfers of shares of the Corporation shall be made on the books of the Corporation only by the registered holder or by duly authorized attorney.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the Board by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.